January 9, 2006




By Facsimile and U.S. Mail

Mr. Robert R. Chapman III
Principal Executive Officer
Bank of the James Financial Group, Inc.
615 Church Street
Lynchburg, VA 24504

		Re:	Bank of the James Financial Group, Inc.
			Form 10-KSB for the year ended December 31, 2004
			Filed April 5, 2005
			File No. 0-50548

Dear Mr. Chapman:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

      							Sincerely,



	William Choi
                                  	Accounting Branch Chief